VARI-L COMPANY, INC.
                          TANDEM STOCK OPTION AND
                      STOCK APPRECIATION RIGHTS PLAN


                             TABLE OF CONTENTS


1.   Purpose                                                              1

2.   General Provisions.                                                  1

3.   Eligibility                                                          2

4.   Number of Shares Subject to Plan                                     2

5.   Stock Option.                                                        3

6.   Stock Appreciation Rights.                                           6

7.   Capital Adjustments                                                  7

8.   Nontransferability                                                   8

9.   Amendment, Suspension, or Termination of Plan                        8

10.  Effective Date                                                       8

11.  Termination Date                                                     9

12.  Resale of Shares Purchased                                           9

13.  Acceleration of Options                                              9

14.  Written Notice Required; Tax Withholding                             10

15.  Compliance with Securities Laws                                      10

16.  Waiver of Vesting Restrictions by Committee                          10

17.  Reports to Participants                                              10

18.  No Employee Contract                                                 11




                          TANDEM STOCK OPTION AND
                      STOCK APPRECIATION RIGHTS PLAN
                            AS OF JUNE 18, 1999

     1. PURPOSE. Vari-L Company, Inc. (the "Company") hereby establishes the Tandem Stock Option and Stock Appreciation Rights Plan (the "Plan"). The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means by which the Company shall be able to attract and retain competent officers, directors, key employees, advisors and consultants by providing them with an opportunity to participate in the increased value of the Company which their effort, initiative, and skill have helped produce.

     2.   GENERAL PROVISIONS.

          (a) The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall be comprised of two or more directors designated by the Board of Directors. If and to the extent that Securities Exchange Act Rule 16b-3 or Internal Revenue Code Section 162 are applicable to the Plan, Committee members shall qualify as "Non-Employee Directors" within the meaning of Securities Exchange Act Rule 16b-3 and as "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3). (In the event Rule 16b-3 or Treasury Regulation 1.162.27(3)(3) is amended, modified or repealed, the requirements for being a member of the Committee shall reflect the then current requirements of the successor rule or regulation, if any.) Options granted under the Plan are intended to qualify for the "qualified performance based compensation" exception to Internal Revenue Code Section 162(m). The Committee shall have full power to construe and interpret the Plan and to establish and amend rules and regulations for its administration. Notwithstanding the foregoing, if it would be consistent with all applicable law including without limitation Rule 16b-3 and Treasury Regulation 1.162-27(e)(3), then the Plan may be administered by the Board of Directors, and if so administered all subsequent references to the Committee shall be read as referring to the Board of Directors. Any action of the Committee with respect to the Plan shall be taken by majority vote or by the unanimous written consent of the Committee members.

          (b) The Committee shall determine, in its sole discretion, which participants under the Plan shall be granted stock options or stock appreciation rights, the time or times at which options and rights are granted, as well as the number of shares and the duration of the options or rights which are granted to participants, provided, however, that no participant may be granted more than 300,000 options during any three year period under the Plan.

          (c) The Committee shall also determine any other terms and conditions relating to options and rights granted under the Plan as the Committee may prescribe, in its sole discretion.

          (d) The Committee may, in its discretion, delegate its administrative duties with respect to the Plan to an officer or employees, or to a committee composed of officers or employees, of the Company.

          (e) The Committee shall make all other determinations and take all other actions which it deems necessary or advisable for the administration of the Plan.

          (f) All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

          (g) Notwithstanding anything to the contrary herein, the Committee shall have no authority to determine the amount, price or timing of grants hereunder to members of the Committee, unless, and only to the extent that, its exercise of such authority is consistent with all applicable laws, including, without limitation, Rule 16b-3.

     3. ELIGIBILITY. Officers, directors and employees of the Company and advisors and consultants to the Company shall be eligible to participate in the Plan and to receive options and rights hereunder, provided, however, that: (i) Incentive Stock Options may only be granted to employees (including officers and directors who are employees) of the Company or its subsidiaries; and (ii) advisors and consultants shall be eligible for grants only if they provide bona fide services that are not rendered in connection with the offer or sale of securities or in a capital- raising transaction.

     4. NUMBER OF SHARES SUBJECT TO PLAN. The aggregate number of shares of the Company's $.01 par value Common Stock which may be granted to participants shall be 3,270,000 shares, subject to adjustment only as provided in Sections 5(h) and 7 hereof. These shares may consist of shares of the Company's authorized but unissued Common Stock or shares of the Company's authorized and issued Common Stock reacquired by the Company and held in its treasury or any combination thereof. If an option or right granted under this Plan is surrendered, or for any other reason ceases to be exercisable in whole or in part, the shares as to which the option or right ceases to be exercisable shall be available for options or rights to be granted to the same or other participants under the Plan, except to the extent that an option or right is deemed surrendered by the exercise of a tandem stock appreciation right and that right is paid by the Company in stock, in which event the shares issued in satisfaction of the right shall not be available for new options or rights under the Plan.

     5.   STOCK OPTION.

          (a) TYPE OF OPTIONS. Options granted on or after January 28, 1994 may be either Nonqualified Stock Options or Incentive Stock Options as determined by the Committee in its sole discretion and as reflected in the Notice of Grant issued by the Committee. All Options granted under the Plan prior to January 28, 1994 were nonqualified stock options. "Incentive Stock Option" means an option intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). "Nonqualified Stock Option" means an option not intended to qualify as an Incentive Stock Option or an Incentive Stock Option which is converted to a Nonqualified Stock Option under Section 5(f) hereof.

          (b) OPTION PRICE. The price at which options may be granted under the Plan shall be determined as follows:

               (i) For Incentive Stock Options the option price shall be equal to 100% of the Fair Market Value of the stock on the date the option is granted provided, however, that Incentive Stock Options granted to any person who, at the time such option is granted owns (as defined in Section 422 of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiary corporation, the Option Price shall be 110% of the Fair Market Value.

               (ii) For Nonqualified Stock Options the option price may be less than the Fair Market Value of the stock on the date of grant, but in no event shall the option price be less than fifty percent 50% of the Fair Market Value of the stock on the date the option is granted, provided, however that any grant of a Nonqualified Stock Option at a price less than Fair Market Value shall not qualify for the "qualified performance based compensation" exception to Internal Revenue Code Section 162(m).

               (iii) For purposes of this Plan, and except as otherwise set forth herein, "Fair Market Value" shall mean (a) if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the mean of the highest and lowest quoted selling prices on the valuation date, or (b) if there were no such sales on the valuation date, then in accordance with Treas. Reg.
Section 20.2031-2 or successor regulations. Unless otherwise specified by the Committee at the time of grant, or in the Plan (as in the case of automatic grants to Committee members), the valuation date for purposes of determining Fair Market Value shall be the date of grant. The Committee may, however, specify in any grant of an Option or Stock Appreciation Right that, instead of the date of the grant, the valuation date shall be a valuation period of up to ninety (90) days preceding the date of grant, and Fair Market Value for purposes of such grant shall be the average over the valuation period of the mean on the highest and lowest quoted selling prices on each date on which sales were made in the valuation period, provided, however, that if the Committee fails to specify a valuation period and there were no sales on the date of grant then Fair Market Value shall be determined as if the Committee had specified a thirty (30) day valuation period. If there is no established market for the Company's Common Stock, of if there were no sales during the applicable valuation period, the determination of Fair Market Value shall be established by the Committee in its sole discretion considering the criteria set forth in Treasury Regulation Section 20.2031-2 or successor regulations.

          (c) EXERCISE OF OPTION. The right to purchase shares covered by any option or options under this Plan shall be exercisable only in accordance with the terms and conditions of the grant to the participant. Such terms and conditions may include a time period or schedule whereby some of the options granted may become exercisable, or "vested", over time and certain conditions, such as continuous service or specified performance criteria or goals, must be satisfied for such vesting. The determination as to whether to impose any such vesting schedule or requirements, and the terms of such schedule or requirements, shall be within the sole discretion of the Committee. These terms and conditions may be different for different participants so long as all options satisfy the requirements of the Plan.

     Options shall be paid for in cash or in shares of the Company's Common Stock, which shares shall be valued at the Fair Market Value of the shares on the date of exercise, or any combination thereof. The Committee may, in its discretion and subject to ratification by the entire Board of Directors, loan one or more participants all or a portion of the exercise price, together with the amount of any tax liability incurred by the participant as a result of the exercise of the option, for up to three (3) years with interest payable at the prime rate quoted in the Wall Street Journal on the date of exercise. Members of the Committee may receive such loans for the exercise of their options without Committee approval or Board ratification.

     The Committee may also permit a participant to effect a net exercise of an option without tendering any shares of the Company's stock as payment for the option. In such an event, the participant will be deemed to have paid for the exercise of the option with shares of the Company's stock and shall receive from the Company a number of shares equal to the difference between the shares that would have been tendered and the number of options exercised.

     The Committee may also cause the Company to enter into arrangements with one or more licensed stock brokerage firms whereby participants may exercise options without payment therefor but with irrevocable orders to such brokerage firm to immediately sell the number of shares necessary to pay the exercise price for the option and the withholding taxes, if any, and then to transmit the proceeds from such sales directly to the Company in satisfaction of such obligations.

          (d) DURATION OF OPTIONS. Unless otherwise prescribed by the Committee or this Plan, options granted hereunder shall expire ten (10) years from the date of grant, subject to early termination as provided in
Section 5(f) hereof.

          (e) INCENTIVE STOCK OPTIONS LIMITATIONS. In no event shall an Incentive Stock Option be granted to any person who, at the time such option is granted, owns (as defined in Section 422 of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of its parent or subsidiary corporation, unless the option price is at least 110% of the Fair Market Value of the stock subject to the Option, and such Option is by its terms not exercisable after the expiration of five (5) years from the date such Option is granted. Moreover, the aggregate Fair Market Value (determined as of the time that option is granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any individual employee during any single calendar year under the Plan shall not exceed $100,000. In addition, in order to receive the full tax benefits of an Incentive Stock Option, the employee must not resell or otherwise dispose of the stock acquired upon exercise of the Incentive Stock Option until two (2) years after the date the option was granted and one (1) year after it was exercised.

          (f) EARLY TERMINATION OF OPTIONS. In the event a participant's employment with or service to the Company shall terminate as the result of total disability or the result of retirement at 65 years of age or later, then any options granted to such participant shall terminate and may no longer be exercised three (3) months after the time such participant is no longer an employee, officer or director of, or advisor or consultant to, the Company. If the participant dies while employed or engaged by the Company, to the extent that the option was exercisable at the time of the participant's death, such option may, within one year after the participant's death, be exercised by the person or persons to whom the participant's rights under the option shall pass by will or by the applicable laws of descent and distribution; provided, however, that an option may not be exercised to any extent after the expiration of the option as originally granted. In the event a participant's employment or engagement by the Company shall terminate as the result of any circumstances other than those referred to above, whether terminated by the participant or the Company, with or without cause, then all options granted to such participant under this Plan shall terminate and no longer be exercisable as of the date of such termination, provided, however, that if an employee with an Incentive Stock Option terminates employment prior to its exercise, but after such termination becomes or remains a non-employee officer, director, advisor or consultant eligible for Nonqualified Stock Options hereunder, then the Incentive Stock Option shall be converted to a Nonqualified Stock Option on the date the Incentive Stock Option would otherwise have terminated.

     An employee who is absent from work with the Company because of total disability, as defined below, shall not by virtue of such absence alone be deemed to have terminated such participant's employment with the Company. All rights which such participant would have had to exercise options granted hereunder will be suspended during the period of such absence and may be exercised cumulatively by such participant upon his return to the Company so long as such rights are exercised prior to the expiration of the option as originally granted. For purposes of this Plan, "total disability" shall mean disability, as a result of sickness or injury, to the extent that the participant is prevented from engaging in any substantial gainful activity and is eligible for and receives a disability benefit under Title II of the Federal Social Security Act.

          (g) AUTOMATIC GRANTS TO COMMITTEE MEMBERS. Except as provided in Section 2(g) hereof, no action may be taken by the Committee to grant any options to members of the Committee. Notwithstanding the foregoing and irrespective of any action by the Committee, on the date of each meeting of the Board of Directors or a committee thereof, each member of the Committee and of the Audit Committee (other than members who are officers or employees of the Company) that attends such meeting in person shall receive a grant of a ten year, fully vested, Nonqualified Stock Option to purchase 500 shares of the Company's Common Stock at an exercise price equal to the Fair Market Value calculated in accordance with Section 5(b) with a valuation period of thirty (30) days.

          (h) RELOAD BY PAYMENT IN SHARES. To the extent that a participant pays for the exercise of an option with shares of the Company's stock rather than cash, the tendered shares shall be deemed to be added back to the Plan, increasing the total number of shares subject to and reserved for the Plan by that amount.

     6.   STOCK APPRECIATION RIGHTS.

          (a) GRANT. Stock appreciation rights may be granted by the Committee under this Plan upon such terms and conditions as it may prescribe. A stock appreciation right may be granted only in connection with an option previously granted to or to be granted under this Plan. Each stock appreciation right shall become nonexercisable and be forfeited if the related option is exercised. "Stock appreciation right" as used in this Plan means a right to receive the excess of Fair Market Value, on the date of exercise, of a share of the Company's Common Stock on which an appreciation right is exercised over the option price provided for in the related option and is issued in consideration of services performed for the Company or for its benefit by the participant. Such excess is hereafter called "the differential."

          (b) EXERCISE OF STOCK APPRECIATION RIGHTS. Stock appreciation rights shall be exercisable and be payable in the following manner:

               (i) A stock appreciation right shall be exercisable by the participant at the same time or times that the option to which it relates could be exercised. A participant wishing to exercise a stock appreciation right shall give written notice of such exercise to the Company. Upon receipt of such notice, the Company shall determine, in its sole discretion, whether the participant's stock appreciation rights shall be paid in cash or in shares of the Company's Common Stock or any combination of cash and shares and thereupon shall, without deducting any transfer or issue tax, deliver to the person exercising such right an amount of cash or shares of the Company's Common Stock or a combination thereof with a value equal to the differential minus withholding taxes, if any. The date the Company receives the written notice of exercise hereunder is the exercise date. The shares issued upon the exercise of a stock appreciation right may consist of shares of the Company's authorized but unissued Common Stock or of its authorized and issued Common Stock reacquired by the Company and held in its treasury or any combination thereof. No fractional share of Common Stock shall be issued; rather, the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.

               (ii) The exercise of a stock appreciation right shall automatically result in the surrender of the related stock option by the participant on a share for share basis. Likewise, the exercise of a stock option shall automatically result in the surrender of the related stock appreciation right. Shares covered by surrendered options shall be available for granting further options under this Plan except to the extent and in the amount that such rights are paid by the Company with shares of stock, as more fully discussed in Section 4 hereof.

               (iii) The Committee may impose any other terms and conditions it prescribes upon the exercise of a stock appreciation right, which conditions may include a condition that the stock appreciation right may only be exercised in accordance with rules and regulations adopted by the Committee from time to time.

          (c) LIMITATION ON PAYMENTS. Notwithstanding any other provision of this Plan, the Committee may from time to time determine, including at the time of exercise, the maximum amount of cash or stock which may be given upon exercise of any stock appreciation right in any year, provided, however, that all such amounts shall be paid in full no later than the end of the year immediately following the year in which the participant exercised such stock appreciation rights. Any determination under this paragraph may be changed by the Committee from time to time provided that no such change shall require the participant to return to the Company any amount theretofore received or to extend the period within which the Company is required to make full payment of the amount due as the result of the exercise of the participant's stock appreciation rights.

          (d)  EXPIRATION OR TERMINATION OF STOCK APPRECIATION RIGHTS.

               (i) Each stock appreciation right and all rights and obligations thereunder shall expire on the date on which the related option expires or terminates.

               (ii) A stock appreciation right shall terminate and may no longer be exercised upon the expiration or termination of the related option.

     7. CAPITAL ADJUSTMENTS. The aggregate number of shares of the Company's Common Stock subject to this Plan, the maximum number of shares as to which options may be granted to any one participant hereunder, and the number of shares and the price per share subject to outstanding options, shall be appropriately adjusted by the Committee for any increase or decrease in the number of shares of Common Stock which the Company has issued resulting from any stock split, reverse stock split, stock dividend, combination of shares or any other change, or any exchange for other securities or any reclassification, merger, reorganization, consolidation, redesignation, recapitalization, or otherwise. Similar adjustments shall be made to the terms of stock appreciation rights.

     8. NONTRANSFERABILITY. During a participant's lifetime, an option may be exercisable only by the participant and options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by applicable law and Rule 16b-3, the Committee may (i) permit a recipient of a Nonqualified Stock Option to designate in writing during the participant's lifetime a beneficiary to receive and exercise the participant's Nonqualified Stock Options in the event of such participant's death (as provided in Section 5(f)), (ii) grant Nonqualified Stock Options that are transferable to the immediate family or a family trust of the recipient, and (iii) modify existing Nonqualified Stock Options to be transferable to the immediate family or a family trust of the recipient. Any other attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan shall be null and void.

     9. AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN. The Board of Directors or the Committee may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable in order that options and rights granted hereunder shall conform to any change in the law, or in any other respect which the Board of Directors or the Committee may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without the participant's consent, alter or impair any of the rights or obligations under any option or stock appreciation rights theretofore granted to him under the plan; and provided further that no such amendment shall, without shareholder approval: increase the total number of shares available for grants of options or rights under the Plan (except as provided by Section 7 hereof); or effect any change to the Plan which is required to be approved by shareholder by law, including, without limitation, the regulations promulgated under Section 422 and
Section 162(m) of the Code. In addition, the provisions of Section 5(g) relating to the amount, price and timing of grants to members of the Committee shall not be amended more than once every six (6) months other than to comport with applicable changes to the Code, the Employee Retirement Income Security Act or rules thereunder.

     10. EFFECTIVE DATE. The effective date of the Plan shall be December 31, 1987, provided, however, that the effective date of the Plan as it relates to Incentive Stock Options shall be January 28, 1994 and no Incentive Stock Option may be granted hereunder before January 28, 1994. If the January 28, 1994 amendment to and restatement of the Plan is not approved by the affirmative vote of a majority of the Company's shareholders on or before January 28, 1995, then the Plan shall remain in effect as it was last amended on June 14, 1990. The failure of the shareholders to approve such amendment and restatement of the Plan shall not, however, affect the validity, duration or any other terms and conditions of options or rights granted prior to January 28, 1994, and shall affect the terms and conditions of options or rights granted after that date only to the extent required by law.

     11. TERMINATION DATE. Unless this Plan shall have been previously terminated by the Committee, this Plan shall terminate on January 28, 2004, except as to options and rights theretofore granted and outstanding under the Plan at that date, and no stock option or stock appreciation rights shall be granted after that date.

     12. RESALE OF SHARES PURCHASED. All shares of stock purchased under this Plan may be freely resold, subject to applicable state and federal securities laws restricting their transfer. As a condition to exercise of an option, the Company may impose various conditions, including a requirement that the person exercising such option represent and warrant that, at the time of such exercise, the shares of Common Stock being purchased are being purchased for investment and not with a view to resale or distribution thereof. The resale of shares purchased upon the exercise of Incentive Stock Options may, however, cause the employee to lose certain tax benefits if the employee fails to comply with the holding period requirements described in Section 5(e) hereof.

     13. ACCELERATION OF OPTIONS. If the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger or other reorganization, liquidation, or otherwise, any option granted pursuant to the Plan shall become immediately exercisable with respect to the full number of shares subject to that option during the period commencing as of the date of the agreement to dispose of all or substantially all of the assets or stock of the Company and ending when the disposition of assets or stock contemplated by that agreement is consummated or the option is otherwise terminated in accordance with its provisions or the provisions of the Plan, whichever occurs first; provided that no option shall be immediately exercisable under this Section on account of any agreement of merger or other reorganization where the shareholders of the Company immediately before the consummation of the transaction will own 50% or more of the total combined voting power of all classes of stock entitled to vote of the surviving entity (whether the Company or some other entity) immediately after the consummation of the transaction. In the event the transaction contemplated by the agreement referred to in this section is not consummated, but rather is terminated, canceled or expires, the options granted pursuant to the Plan shall thereafter be treated as if that agreement had never been entered into.

     14. WRITTEN NOTICE REQUIRED; TAX WITHHOLDING. Any option or right granted pursuant to the Plan shall be exercised when written notice of that exercise by the participant has been received by the Company at its principal office and, with respect to options, when such notice is received and full payment for the shares with respect to which the option is exercised has been received by the Company. Participant agrees that, to the extent required by law, the Company shall withhold or require the payment by participant of any state, federal or local taxes resulting from the exercise of an option or right, provided however that to the extent permitted by law, the Committee may in its discretion, permit some or all of such withholding obligation to be satisfied by the delivery by the participant of, or the retention by the Company of, shares of its Common Stock.

     15. COMPLIANCE WITH SECURITIES LAWS. Shares shall not be issued with respect to any option or right granted under the Plan unless the exercise of that option and the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Further, each participant must consent to the imposition of a legend on the certificate representing the shares of Common Stock issued upon the exercise of the option or right restricting their transferability as may be required by law, the option, or the Plan.

     16. WAIVER OF VESTING RESTRICTIONS BY COMMITTEE. Notwithstanding any provision of the Plan, in the event a participant dies, becomes disabled, retires as an employee, officer or director of, or as an advisor or consultant to, the Company, the Committee shall have the discretion to waive any vesting restrictions on the retiree's options, or the early termination of any Nonqualified Stock Options held by the retiree.

     17. REPORTS TO PARTICIPANTS. The Company shall furnish to each participant a copy of the annual report sent to the Company's shareholders. Upon written request, the Company shall furnish to each participant a copy of its most recent annual report and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.

     18. NO EMPLOYEE CONTRACT. The grant of an option or right under the Plan shall not confer upon any participant any right with respect to continuation of employment by, or the rendition of advisory or consulting services to, the Company, nor shall it interfere in any way with the Company's right to terminate the participant's employment or services at any time.


DAVID G. SHERMAN,                       JOSEPH H. KISER,
     President                               Chairman of the Board
                                             and Secretary